UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2011

PERCEPTRON, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	0-20206	38-2381442
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

47827 Halyard Drive, Plymouth, MI	48170-2461
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 414-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

As disclosed in the Company’s previous filings, the Company is a party to a suit filed by Industries GDS, Inc., Bois Granval GDS Inc., and Centre de Preparation GDS, Inc. (collectively, “GDS”) on or about November 21, 2002 in the Superior Court of the Judicial District of Quebec, Canada against the Company, Carbotech, Inc. (“Carbotech”), and U.S. Natural Resources, Inc. (“USNR”), among others.  The suit alleged that the Company breached its contractual and warranty obligations as a manufacturer in connection with the sale and installation of three systems for trimming and edging wood products.  The suit also alleged that Carbotech breached its contractual obligations in connection with the sale of equipment and the installation of two trimmer lines, of which the Company’s systems were a part, and that USNR, which acquired substantially all of the assets of the Forest Products business unit from the Company in March 2002, was liable for GDS’ damages.  USNR sought indemnification from the Company under the terms of existing contracts between the Company and USNR.  Carbotech filed for bankruptcy protection and therefore did not defend the matter.  GDS sought compensatory damages against the Company, Carbotech and USNR of approximately $5.0 million using a September 30, 2011 exchange rate, plus interest and costs.  A trial was scheduled to occur over five weeks beginning late in the third quarter of fiscal 2012 and ending early in the fourth quarter of fiscal 2012.  As part of the proceedings leading to trial, the Quebec Superior Court ordered a settlement conference to be held on September 28, 2011 between the remaining parties.

As a result of discussions by the parties, their counsel and the court at the court ordered settlement conference held on September 28, 2011 and to avoid the extensive costs of preparing for, and conducting, a trial estimated to last five weeks in Quebec City, Quebec, Canada, the Company, GDS and USNR agreed to settle all claims arising from this litigation. The Company did not admit liability in resolving the matter.  The Company believes it was in the best interest of Perceptron and its shareholders to settle the case and remove the uncertainty and considerable expense associated with continuing litigation.  Pursuant to the settlement, the Company has agreed to pay GDS $2 million Canadian dollars (equivalent to approximately $1.9 million using a September 30, 2011 exchange rate), in one installment within thirty days of the settlement. GDS and USNR fully released the Company from any further claims relating to this matter.

The aggregate after tax earnings impact of the settlement is expected to be approximately $1.3 million recognized in the first quarter of 2012. The Company intends to fund the settlement from available cash.  The Company’s balance sheet remains strong.  As of September 30, 2011, before the effect of the settlement payment, the Company had cash and short term investments of approximately $23.2 million and no long term debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.
(Registrant)

Date: October 3, 2011	/s/ David W. Geiss By: David W. Geiss Title: Vice President, General Counsel and Secretary